UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 25, 2016

BRENHAM OIL & GAS CORP.

(Exact Name Of Registrant As Specified In Its Charter)

333-169507

(Commission File Number)

Nevada	27-2413874
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX	77565-3077
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2016, Brenham Oil and Gas Corp., a Nevada corporation (the "Registrant" or “Brenham”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Angola International Capital Ltd., a Bermuda corporation (“AIC”) pursuant to which a wholly-owned subsidiary of the Registrant will be merged and into AIC which will be the surviving entity and will become a subsidiary of the Registrant. A copy of the Merger Agreement is attached as Exhibit 2.1 to this Form 8-K.

In addition, on April 25, 2016, the Registrant also entered into a Contribution Agreement with its corporate parent and principal shareholder, American International Industries, Inc., a Nevada corporation ("AIII"), a copy of which is attached as Exhibit 2.2 to this Form 8-K.

The Merger Agreement provides, among other things, that the closing of the Merger shall be subject to the filing of audited financial statements and other material disclosure regarding AIC with the Securities and Exchange Commission (the "SEC"), which is anticipated by or around June 30, 2016 (the "Closing").

In connection with and as a condition of the Closing, the Registrant has undertaken to implement certain corporate actions by the filing of a Schedule 14C with the SEC, based upon the Joint Consent of the Registrant's Board of Directors and Majority Stockholder (the Joint Consent") and file with the State of Nevada a Certificate of Amendment to its Articles of Incorporation to:

(i) implement a one for two hundred (1:200) reverse stock split (the "Reverse Split") of the Registrant's issued and outstanding shares of common stock, par value $0.0001 per share (the "Common Stock");

(ii) change the Registrant's name from Brenham Oil & Gas Corp. to Africa Growth Corporation (the "Name Change");

(iii) rename the existing Common Stock as “Common Stock Series A”;

(iv) authorize the issuance of up to one hundred million (100,000,000) shares of a new class of non-voting common stock with the same economic rights of existing Common Stock Series A but without the right to vote on any matter, which non-voting shares shall be designated “Common Stock Series B”;

(v) authorize the issuance of up to one million (1,000,000) shares of a new class of super-voting common stock with all of the economic rights of existing Common Stock except that such shares will have five thousand (5,000) votes per share, which shall be designated “Common Stock Series C”; and

(vi) authorize the issuance of up to twenty-nine million (29,000,000) shares of preferred stock, par value $0.0001 per share, which may be issued in one or more series ("Preferred Stock").

Upon the effective time and Closing of the Merger, the outstanding shares of AIC shall be converted into and exchanged for: (i) 7,362,421 shares (post-Reverse Split) of Brenham Common Stock Series A, which will represent approximately 92% of the outstanding Common Stock Series A at the Closing; and (ii) 100,000 shares of Common Stock Series C, having 5,000 votes per share.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.

The Merger Agreement governs the contractual rights between the parties in relation to the Merger. The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Brenham or AIC in any public reports. In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Brenham or AIC. The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

On April 25, 2016, Brenham and AIII entered into a Contribution Agreement pursuant to which, at the closing of the Merger, AIII will assume all of Brenham’s existing liabilities at the Closing in consideration and exchange for Brenham assigning to AIII all of Brenham’s existing developed and undeveloped oil and gas assets.

Item 8.01 Other Events.

On April 29, 2016, Brenham and AIC issued a joint press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
2.1	Merger Agreement dated April 25, 2016, filed herewith.
2.2	Contribution Agreement dated April 25, 2016, filed herewith.
99.1	Press Release dated April 29, 2016, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brenham Oil & Gas Corp.
Signature:	/s/: Daniel Dror
Name and Title(s):	Daniel Dror, CEO, President and Chairman
Date:	April 29, 2016

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